Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2011 SECOND QUARTER RESULTS

•	2011 second quarter earnings per share were $.77 compared with $.54 earned in the 2010 second quarter

•	Mississippi River System’s record high water and flooding issues negatively impacted results by an estimated $.07 per share

•	2011 third quarter earnings per share guidance is $.82 to $.87 compared with $.57 earned in the 2010 third quarter

•	2011 year earnings per share guidance raised to $3.00 to $3.10 compared with $2.15 earned in 2010

Houston, Texas (July 27, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2011 of $41.7 million, or $.77 per share, compared with $29.3 million, or $.54 per share, for the 2010 second quarter.  The 2011 second quarter results included an estimated $.07 per share negative impact from high water and flooding issues throughout the Mississippi River System.  Consolidated revenues for the 2011 second quarter were $437.3 million compared with $273.7 million reported for the 2010 second quarter.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our second quarter results reflected continued strong tank barge utilization and an improvement in barging rates as United States petrochemical production remained strong and refinery utilization stable.  We are also beginning to see new demand for crude oil transportation from shale formations in South Texas.  In addition, we had a positive contribution from United Holdings LLC (“United”), our land-based distributor and service provider of engine and transmission related products and manufacturer of oilfield service equipment acquired on April 15, 2011.  These positive results were partially offset by the negative impact of the record high water and flooding conditions throughout the Mississippi River System during the quarter.”

Mr. Pyne continued, “In addition to the United acquisition, on July 1 we successfully expanded our marine transportation footprint with the acquisition of K-Sea Transportation Partners L.P. (“K-Sea”), an operator of tank barges and tugboats participating in United States coastwise transportation of primarily refined petroleum products.”   The United and K-Sea acquisitions are discussed in detail on page 3 and 4 of this press release.

Kirby reported net earnings attributable to Kirby for the 2011 first six months of $74.1 million, or $1.38 per share, compared with $53.9 million, or $1.00 per share, for the first half of 2010.  Consolidated revenues for the 2011 first six months were $736.7 million compared with $541.9 million for the first six months of 2010.

Segment Results – Marine Transportation
Marine transportation revenues for the 2011 second quarter were $266.6 million, a 16% increase compared with the 2010 second quarter, and operating income was $58.4 million, an 18% increase compared with the second quarter of 2010.  Tank barge utilization for the petrochemical and black oil products fleets remained in the low to mid 90% level.  Low natural gas prices continued to positively impact the global competitiveness of the United States petrochemical industry, leading to higher petrochemical production levels and corresponding increased marine transportation volumes for both domestic consumers and terminals for export destinations.  The black oil products market remained favorable, driven by the continued exportation of heavy fuel oil and new demand for the transportation of crude oil principally from the Eagle Ford shale formations in South Texas.  Diesel fuel prices for the 2011 second quarter increased 42% compared with the 2010 second quarter, thereby positively impacting marine transportation revenues since fuel price increases are covered by fuel escalation and de-escalation clauses in term contracts.

High water and flooding on the Mississippi River System and a portion of the Gulf Intracoastal Waterway for the majority of the second quarter negatively impacted the quarter by an estimated $.07 per share.  With the high water and flooding conditions the United States Coast Guard and Army Corps of Engineers periodically closed sections of waterway and placed restrictions in certain areas as the high water levels moved southbound.  Restrictions included limits on tow sizes, extra horsepower requirements, daytime travel only restrictions, and assist towboat requirements at bridges, locks, certain sections of affected waterways and at barge fleeting areas.  As a result, trip times were extended, additional towboats were chartered and operating inefficiencies occurred, resulting in loss of revenues and additional operating expenditures.

The marine transportation operating margin for the 2011 second quarter was 21.9% compared with 21.6% for the second quarter of 2010, a reflection of continued strong petrochemical and black oil products demand and equipment utilization levels, and higher term and spot market pricing, partially offset by the cost impact of the high water and flooding during the majority of the quarter and the cost impact of rising diesel fuel prices.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2011 second quarter were $170.7 million, a 293% increase compared with the 2010 second quarter, and operating income was $17.6 million, a 328% increase compared with the second quarter of 2010.  The significant increase in both revenue and operating income were primarily attributable to the United acquisition. During the second quarter, United benefited from the strong market for manufacturing and sale of hydraulic fracturing equipment used in recovering oil and gas reserves from United States land-based shale formations, and from the sale of transmissions and diesel engines.  The segment also continued to benefit from a strong power generation market for engine-generator set upgrade projects, along with strong direct parts and engine sales.  Service and direct parts sales in both the medium-speed and high-speed Gulf Coast oil services market remained weak as customers continued to defer major maintenance projects.

The diesel engine services operating margin was 10.3% for the 2011 second quarter compared with 9.5% for the 2010 second quarter and 11.5% for the 2011 first quarter.  The 2011 second quarter operating margin reflected the lower margins for United’s manufacturing and sale of transmissions and diesel engines as compared to the service component of the segment.

Cash Generation
Kirby continued to generate strong cash flow during the 2011 first six months, with EBITDA of $179.7 million.  The cash flow was used in part to fund capital expenditures of $98.0 million, including $60.2 million for new tank barge and towboat construction and $37.8 million primarily for upgrades to the existing fleet.  Total debt as of June 30, 2011 was $319.8 million, consisting primarily of a $200 million private placement loan that matures in February 2013 and $119.7 million outstanding under Kirby’s $250 million revolving credit facility.  Kirby’s debt-to-capitalization ratio was 20.5% as of June 30, 2011 compared with 15.2% at June 30, 2010.

Outlook
Commenting on the 2011 third quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2011 third quarter is $.82 to $.87 per share, a 44% to 53% increase compared with $.57 per share reported for the 2010 third quarter.  Our third quarter guidance range reflects the continuation of the second quarter’s strong petrochemical and black oil products demand, favorable term and spot contract rate increases and strong demand for the manufacturing of hydraulic fracturing equipment.  These will be partially offset by fewer power generation engine-generator set upgrade projects and lower results from our four offshore dry-bulk barge and tug units with one unit in the shipyard for a portion of the quarter.  The third quarter guidance includes positive earnings from K-Sea, offset by estimated one-time K-Sea acquisition transaction costs of $.03 per share, and higher interest expense and higher common shares outstanding associated with the K-Sea acquisition.  For the 2011 year, we are raising and tightening our earnings per share guidance to $3.00 to $3.10 from previous guidance of $2.70 to $2.90 per share.”

Mr. Pyne continued, “Our 2011 capital spending guidance range was updated to $225 to $235 million, including approximately $120 million for the construction of 40 inland tank barges and two inland towboats and progress payments on 2012 inland tank barge and towboat construction. The guidance range also includes approximately $35 million in progress payments on the construction of two offshore integrated dry-bulk barge and tugboat units scheduled for delivery in 2012 with an estimated cost of $50 million each.”

2011 Second and Third Quarter Acquisitions
On April 15, 2011, Kirby purchased United, a distributor and service provider of engine and transmission related products for the oil and gas services, power generation and transportation industries, and a manufacturer of oilfield service equipment.  The purchase price was $271.2 million in cash.  In addition, there is a three-year earnout provision for up to an additional $50 million payable in 2014.  United, headquartered in Oklahoma City, Oklahoma with 21 locations across 13 states, distributes and services equipment and parts for Allison Transmission, MTU Detroit Diesel Engines, Daimler Trucks NA, and other diesel and natural gas engines.  United also manufactures oilfield service equipment, including hydraulic fracturing equipment.  United’s principal customers are oilfield service companies, oil and gas operators and producers, compression service companies and transportation companies.  The acquisition was financed through Kirby’s operating cash flows and from borrowings under Kirby’s revolving credit facility.

On July 1, 2011, Kirby purchased K-Sea, an operator of tank barges and tugboats participating in the coastwise transportation primarily of refined petroleum products in the United States. The total consideration of the transaction was approximately $604 million, excluding transaction fees, consisting of $228 million in cash paid to K-Sea common and preferred unit holders and the general partner, $263 million of cash to retire K-Sea’s outstanding debt, and $113 million through the issuance of approximately 1,939,000 shares of Kirby common stock valued at $58.28 per share, Kirby’s closing share price on July 1, 2011. The acquisition was financed through a combination of a new $540 million bank term loan and the issuance of Kirby common stock.

K-Sea’s fleet, comprised of 58 tank barges with a capacity of 3.8 million barrels and 63 tugboats, operates along the East Coast, West Coast and Gulf Coast of the United States, as well as in Alaska and Hawaii.  K-Sea’s tank barge fleet, 54 of which are double hull, has an average age of approximately nine years and is one of the youngest fleets in the coastwise trade.  K-Sea’s customers include major oil companies and refiners, many of which are current Kirby customers for inland tank barge services.  K-Sea has major operating facilities in New York, Philadelphia, Norfolk, Seattle and Honolulu.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 28 2011, to discuss the 2011 second quarter performance as well as the outlook for the 2011 third quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 30172985.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 28, through 5:00 p.m. central time on Friday, August 26, 2011 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2010 and 2009 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system, and operates offshore tank barge and tugboats transporting primarily refined petroleum products in the United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications, and distribute and services high-speed diesel engines and transmissions, including hydraulic fracturing equipment, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2011	2010	2011	2010
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$266,612	$230,256	$508,289	$449,818
Diesel engine services	170,719	43,413	228,401	92,104
	437,331	273,669	736,690	541,922
Costs and expenses:
Costs of sales and operating expenses	294,909	168,927	480,408	333,879
Selling, general and administrative	39,047	27,661	68,504	61,032
Taxes, other than on income	3,723	3,576	7,224	7,079
Depreciation and amortization	28,213	22,854	53,406	46,224
Loss (gain) on disposition of assets	(40)	19	26	63
	365,852	223,037	609,568	448,277
Operating income	71,479	50,632	127,122	93,645
Other income.	78	30	129	42
Interest expense	(3,278)	(2,697)	(6,111)	(5,365)
Earnings before taxes on income	68,279	47,965	121,140	88,322
Provision for taxes on income	(26,050)	(18,322)	(46,011)	(33,768)
Net earnings	42,229	29,643	75,129	54,554
Less: Net earnings attributable to noncontrolling interests	(537)	(375)	(1,007)	(612)

Net earnings attributable to Kirby	$41,692	$29,268	$74,122	$53,942

Net earnings per share attributable to Kirby common stockholders:
Basic	$.78	$.54	$1.38	$1.00
Diluted	$.77	$.54	$1.38	$1.00
Common stock outstanding (in thousands):
Basic	53,209	53,568	53,188	53,488
Diluted	53,427	53,713	53,398	53,621

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter			Six Months
	2011	2010		2011	2010
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$41,692		$29,268	$74,122		$53,942
Interest expense	3,278		2,697	6,111		5,365
Provision for taxes on income	26,050		18,322	46,011		33,768
Depreciation and amortization	28,213		22,854	53,406		46,224
	$99,233		$73,141	$179,650		$139,299

Capital expenditures	$66,859		$33,214	$97,973		$67,637
Acquisitions of businesses and marine equipment	$271,902	$	―	$330,402	$	―

	June 30,
	2011	2010
	(unaudited, $ in thousands)
Cash and cash equivalents	$7,332	$140,751
Long-term debt, including current portion	$319,774	$200,190
Total equity	$1,242,841	$1,112,614
Debt to capitalization ratio	20.5%	15.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2011	2010	2011	2010
	(unaudited, $ in thousands)

Marine transportation revenues	$266,612	$230,256	$508,289	$449,818

Costs and expenses:
Costs of sales and operating expenses	161,814	136,840	304,440	266,654
Selling, general and administrative	19,295	19,252	38,804	41,734
Taxes, other than on income	3,296	3,307	6,566	6,516
Depreciation and amortization	23,846	21,203	47,420	42,951
	208,251	180,602	397,230	357,855

Operating income	$58,361	$49,654	$111,059	$91,963

Operating margins	21.9%	21.6%	21.8%	20.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2011	2010	2011	2010
	(unaudited, $ in thousands)

Diesel engine services revenues	$170,719	$43,413	$228,401	$92,104

Costs and expenses:
Costs of sales and operating expenses	133,095	32,087	175,968	67,225
Selling, general and administrative	15,967	5,885	23,030	13,044
Taxes, other than income	415	258	634	550
Depreciation and amortization	3,631	1,066	4,552	2,125
	153,108	39,296	204,184	82,944

Operating income	$17,611	$4,117	$24,217	$9,160

Operating margins	10.3%	9.5%	10.6%	9.9%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2011	2010	2011	2010
	(unaudited, $ in thousands)

General corporate expenses	$4,533	$3,120	$8,128	$7,415

Loss (gain) on disposition of assets	$(40)	$19	$26	$63

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2011	2010	2011	2010

Ton Miles (in millions) (2)	3,241	3,336	6,470	6,394
Revenue/Ton Mile (cents/tm) (3)	7.9	6.7	7.5	6.8
Towboats operated (average) (4)	247	221	239	223
Delay Days (5)	1,964	1,446	3,945	3,268
Average cost per gallon of fuel consumed	$3.25	$2.29	$2.96	$2.22
Tank barges:
Active			837	860
Inactive			42	14
Barrel capacities (in millions):
Active			16.4	16.5
Inactive			.5	.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2011 inland marine transportation revenues of $254,579,000 divided by 3,241,000,000 marine transportation ton miles = 7.9 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.